EMPLOYMENT AGREEMENT This Employment Agreement (this “Agreement”) is made and entered into as of July 1, 2025, by and between Flagstar Bank, National Association (the “Bank”) and Richard Raffetto (the “Executive”). The Bank and Executive are referred to herein collectively as the “Parties” and individually as a “Party” and references to the “Bank” may as the circumstances permit refer to subsidiaries of the Bank that employ the Executive. WHEREAS, the Bank desires to employ Executive as a Senior Executive Vice President and as the President of Commercial & Private Banking of the Bank, and Executive desires to assume such positions, in each case, subject to the terms and conditions set forth herein. NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the Parties agree as follows: 1. Term. The Bank agrees to employ Executive and Executive agrees to be employed by the Bank on the terms and conditions set forth herein. Executive’s employment hereunder shall be effective as of July 29, 2024 (the “Effective Date”) and shall continue until Executive resigns, unless terminated earlier pursuant to Section 5 of this Agreement; provided that the term of this Agreement may be extended or renewed upon the written agreement of the Parties. The period during which Executive is employed under this Agreement (including any extensions) is referred to as the “Employment Term”. 2. Position and Duties. 2.1 Position. During the Employment Term, Executive shall serve as a Senior Executive Vice President and as the President of Commercial & Private Banking of the Bank. 2.2 Duties. During the Employment Term, Executive shall have such duties, authorities, and responsibilities commensurate with Executive’s positions and such other duties and responsibilities consistent with Executive’s positions as shall be determined from time to time by the Bank. Executive shall faithfully perform Executive’s duties hereunder and shall devote substantially all of his business time and attention to the performance of such duties. Executive will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services, directly or indirectly, without the prior written consent of the Bank. Notwithstanding the foregoing, Executive will be permitted to (a) engage in the outside activities set forth on Schedule A hereto, (b) act or serve as a director, trustee, committee member, or principal of any type of civic, charitable, or community organization in accordance with the Bank’s applicable conflict of interest policy, (c) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation, and (d) with the consent of the Bank, serve on corporate boards, provided that, activities described in clauses (a), (b), (c) and (d) above do not materially interfere with the performance of Executive’s duties under this Agreement. If requested by the Bank,

- 2 - Executive shall serve as an executive officer and/or as a director of each of the Bank’s subsidiaries which are material to the business of the Bank as determined by the Bank in its sole discretion (collectively, the “Material Subsidiaries”). 3. Location. The principal place of Executive’s employment shall be New York, New York, except in the case of required travel on Bank business and subject to any remote working arrangements and policies applicable to senior executives of the Bank. 4. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Term, Executive shall be eligible to receive the following compensation and benefits. 4.1 Base Salary. Executive’s annual rate of base salary shall be $700,000 (the “Base Salary”). The Bank shall pay the Base Salary in periodic installments in accordance with its payroll practices. The Base Salary shall be reviewed at least annually by the Bank, or a committee thereof, and may be increased (but not decreased). 4.2 Annual Bonus. Executive shall be eligible to participate in the Company’s short- term cash incentive program on the same basis as other senior executives of the Company. Executive’s target annual cash incentive opportunity shall be $700,000.00 (100% of the Base Salary) (the “Target Bonus”). 4.3 Equity Awards. Beginning in the fourth calendar year of employment, Executive shall be eligible to participate in the Bank’s long-term equity incentive program and receive annual equity award grants on the same basis as other senior executives of the Bank, as may be determined by the Bank from time to time in its sole discretion. The terms and conditions of any such additional equity awards will be subject to the terms of the applicable plan and any applicable award documents. 4.4 Fringe Benefits and Employee Benefits. Executive shall be entitled to participate in the employee benefit plans, practices, and programs maintained by the Bank, as in effect from time to time, that are generally available to other senior executive employees of the Bank, including retirement plans, supplemental retirement plans, deferred compensation plans, life insurance plans, medical insurance plans, dental plans, accidental death and disability plans, and other fringe benefits. 4.5 Business Expenses. Executive shall be entitled to reimbursement for all reasonable business expenses incurred in connection with the performance of Executive’s duties hereunder, including costs associated with business-related commercial air-travel, in accordance with the Bank’s business expense reimbursement policies and procedures as in effect from time to time. 4.6 Relocation. The Bank shall pay for or reimburse Executive for reasonable and necessary documented relocation and moving expenses in connection with Executive’s relocation to the New York metropolitan area, including the costs associated with scouting trips and temporary housing in the New York metropolitan area, subject to and in accordance with the Bank’s business expense reimbursement policies and procedures as in effect from time to time.

- 3 - 4.7 Indemnification and Directors and Officers Liability Insurance. The Bank shall, to the fullest extent permitted by applicable law, indemnify Executive with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Bank or other entity) brought against Executive by reason of the fact that Executive is or was a director or officer of the Bank or of any subsidiary of the Bank or is or was serving at the request of the Bank as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses, (including, but not limited to, attorneys’ fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding, which amounts the Bank will advance to Executive as the same are incurred; however, Executive shall repay any expenses paid or reimbursed by the Bank if it is ultimately determined by order of a court of competent jurisdiction (without further right of appeal) that Executive is not legally entitled to be indemnified by the Bank. If applicable law requires that the Bank make an investigation and/or determination of the matter for which indemnification is being sought prior to paying or reimbursing Executive, the Bank shall use its commercially reasonable efforts to cause the investigation to be made (at the Bank’s expense) and to have the Bank reach a determination as soon as reasonably possible. During the Employment Term, the Bank shall maintain directors’ and officers’ liability insurance with coverage limits of at least the amount in effect on the date hereof. The Bank’s obligations to indemnify Executive and to advance or reimburse expenses provided by this Section shall continue after the termination of this Agreement or Executive’s employment for any reason. The rights to indemnification and advancement or reimbursement of expenses provided by this Section shall not be deemed exclusive of any other rights to which Executive may be entitled under any charter, bylaw, other organization document, agreement, vote of shareholders or directors or otherwise. 5. Termination of Employment. The Employment Term and Executive’s employment hereunder may be terminated prior to the expiration of the Employment Term by either the Bank or Executive at any time and for any reason. Upon termination of Executive’s employment during or at the end of the Employment Term, Executive shall be entitled to the compensation and benefits in accordance with this Section 5. 5.1 Termination of Employment for Cause or without Good Reason. (a) Executive’s employment hereunder may be terminated by the Bank for Cause or by Executive without Good Reason. If Executive’s employment is terminated by the Bank for Cause or by Executive without Good Reason, Executive shall be entitled to receive: (i) any accrued but unpaid Base Salary and paid time off, which shall be paid within ten (10) days following the Termination Date (as defined below); (ii) unless such termination is a termination by the Bank for Cause, any earned but unpaid annual cash bonus payment with respect to any completed

- 4 - fiscal year immediately preceding the Termination Date (with any required determinations made on a basis no less favorable to Executive than for any other active employees of the Bank), which shall be paid on the otherwise applicable payment date, except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; (iii) unless such termination is a termination by the Bank for Cause or a resignation without Good Reason (other than a resignation without Good Reason during the ninety (90) day period immediately following the third anniversary of the Effective Date), a pro rata portion of the Target Bonus with respect to the fiscal year in which the Termination Date occurred (with any required determinations made on a basis no less favorable to Executive than for any other active employees of the Bank), which shall be paid within ten (10) days of the Termination Date, except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; (iv) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to the Bank’s business expense reimbursement policies and paid within ten (10) days of the Termination Date; (v) vested employee benefits, if any, to which Executive may be entitled under the Bank’s employee benefit plans as of the Termination Date; which shall be subject to, and paid in accordance with, the Bank’s employee benefit plans; and (vi) in the event of any termination of Executive’s employment on or following the third anniversary of the Effective Date, all stock options and stock appreciation rights that are vested and outstanding as of the termination date shall remain exercisable for their full term. Items 5.1(a)(i) through 5.1(a)(v) are referred to herein collectively as the “Accrued Amounts”. (b) For purposes of this Agreement, “Cause” shall mean Executives (i) conviction of, or pleading guilty or no contest to a felony, (ii) willful refusal to substantially perform Executive’s duties, (iii) gross negligence or willful misconduct in connection with the performance of Executive’s duties, which results in material and demonstrable damage to the Bank, (iv) willful and material breach of Executive’s non- compete, non-solicitation, non-disparagement or confidentiality obligations to the Bank, or (v) Executive is subject to formal binding legal action taken by a regulatory body or a self-regulatory organization that materially impairs or prevents the Executive from performing his duties with the Bank that are required under this Agreement. For purposes of this Agreement, no act or failure to act on Executive’s part will be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution

- 5 - duly adopted by the Bank or based upon the lawful and reasonable directives of the Board or based upon the advice of counsel shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Bank. Prior to a termination of Executive’s employment for Cause, the Bank will provide Executive with written notice describing the facts and circumstances that the Bank believes constitutes Cause and, if curable, Executive shall be provided a 20-day period during which Executive may cure the circumstances alleged to constitute Cause. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct constituting Cause, and specifying the particulars thereof in detail. (c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case, without Executive’s written consent: (i) a reduction in Executive’s Base Salary or Target Bonus, from the levels then in effect; (ii) a failure by the Bank to pay compensation due and payable to Executive in connection with his employment; (iii) a diminution in Executive’s titles or reporting relationship or a material diminution in Executive’s duties, responsibilities or authorities or the assignment to Executive of any duties inconsistent with his positions or the failure to assign Executive duties consistent with his positions; (iv) a relocation of Executive’s principal place of employment set forth in Section 3 of this Agreement by more than thirty (30) miles; or (v) any material breach by the Bank of this Agreement. Executive cannot terminate his employment for Good Reason unless Executive: (A) gives the Bank written notice of his objection to such above-described event or condition within twelve (12) months following the occurrence of such event or condition, (B) such event or condition is not corrected, in all material respects, by the Bank within thirty (30) days following the Bank’s receipt of such notice (or if such event or condition is not susceptible to correction within such 30-day period, the Bank has not taken all reasonable steps within such 30-day period to correct such event or condition as promptly as practicable thereafter) and (C) Executive resigns his employment not more than thirty (30) days following the expiration of the 30-day period described in the foregoing clause (B). 5.2 Termination of Employment without Cause or for Good Reason. In the event that Executive’s employment under this Agreement is terminated by Executive for Good Reason or by the Bank without Cause, Executive shall be entitled to receive the Accrued Amounts and, subject to Executive’s timely execution and delivery of the Release and such Release becoming effective following the Termination Date in accordance with its terms (the period between the Termination Date and the date that the Release becomes effective, the “Release Execution Period”), Executive shall be entitled to receive the following:

- 6 - (a) the Bank shall provide Executive with continued health care continuation at active employee rates provided that Executive elects to receive continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, until the earlier of: (i) the eighteen (18) month anniversary of the Termination Date; and (ii) the date on which Executive becomes eligible for group health care coverage from a subsequent employer. Notwithstanding the foregoing, if the benefits provided under this Section 5.2(a) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or any successor law (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(a) in a manner as is necessary to comply with the ACA; (b) an amount equal to the sum of Executive’s Base Salary and Target Bonus that would have been paid from the Termination Date until the third anniversary of the Effective Date based on the Base Salary and Target Bonus in effect as of immediately prior to the Termination Date, or if greater, immediately prior to any diminution of Base Salary or Target Bonus giving rise to Good Reason under this Agreement (provided that in no event shall the lump sum be less than one (1) times the sum of Executive’s Base Salary and Target Bonus), payable in a lump sum within sixty (60) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, such payments shall not be made until the beginning of the second taxable year. In the event that the Termination Date occurs during the period beginning three (3) months before and ending on the twelve (12) month anniversary of a Change in Control (as defined in the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan, as may be amended from time to time, or any successor plan), the then-current Target Bonus will be replaced with the higher of Target Bonus and the prior year’s bonus; and (c) notwithstanding the terms of the applicable plan or any award documents: (i) all outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse, with performance-based awards earned at the target level, and all such awards shall be paid or settled (as applicable) within sixty (60) days following the Termination Date; provided further that, any delays in the settlement or payment of such awards that are set forth in the applicable award documents and that are required under Section 409A of the Internal Revenue Code shall remain in effect; and (ii) all stock options and stock appreciation rights shall remain exercisable for the remainder of their full term. 5.3 Death or Disability.

- 7 - (a) Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term, and the Bank or Executive may terminate Executive’s employment on account of Executive’s Disability. (b) If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. (c) Notwithstanding the terms of the applicable plan or any award documents: (i) all outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse (assuming performance criteria, if any, will be deemed to have been achieved at target levels for the relevant performance period(s)) and all such awards shall be paid or settled (as applicable) within sixty (60) days following the Termination Date; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award documents and that are required under Section 409A of the Internal Revenue Code shall remain in effect; and (ii) all stock options and stock appreciation rights shall remain exercisable for the remainder of their full term. (d) For purposes of this Agreement, “Disability” shall mean Executive becomes entitled to receive long-term disability benefits under the Bank’s long-term disability plan applicable to Executive. 5.4 Notice of Termination. Any termination of Executive’s employment hereunder (other than termination pursuant to Section 5.3(a) on account of Executive’s death) shall be communicated thirty (30) days prior to the Termination Date by written notice of termination (“Notice of Termination”) to the other Parties hereto in accordance with Section 20. The Notice of Termination shall specify: (a) The termination provision of this Agreement relied upon; (b) To the extent applicable, a summary of the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (c) The applicable Termination Date. 5.5 Termination Date. Executive’s “Termination Date” shall be: (a) If Executive’s employment terminates on account of Executive’s death, the date of the Executive’s death;

- 8 - (b) If Executive’s employment is terminated on account of Executive’s Disability, the date specified by the Bank; (c) If Executive’s employment is terminated for Cause, the date the Notice of Termination is delivered to Executive after compliance by the Bank with the provisions of Section 5.1(b); (d) If Executive’s employment is terminated without Cause, the date specified in the Notice of Termination; and (e) If Executive terminates his employment with or without Good Reason, the date specified in Executive’s Notice of Termination, provided that in the event Executive terminates employment without Good Reason, Executive provides the Bank at least forty-five (45) days written notice prior to the Termination Date; and Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A. 5.6 Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Section 5.2(a) (with respect to medical insurance continuation), any amounts payable pursuant to this Section 5 shall not be reduced by compensation Executive earns on account of employment with another employer. 5.7 Regulatory Actions. (a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended. (b) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected. (c) If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties. (d) All obligations under this Agreement shall be terminated, except to the extent

- 9 - determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) By the Federal Deposit Insurance Corporation, or its designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the Federal Deposit Insurance Act; or (ii) By the Federal Deposit Insurance Corporation or its designee, at the time the Federal Deposit Insurance Corporation, or its designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Federal Deposit Insurance Corporation to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action. 5.8 Compliance with Law. Notwithstanding anything herein to the contrary, (i) neither the Bank nor any of its affiliates shall be obligated to make any payment or provide any benefit to the extent such payment or benefit is inconsistent with, or limited by, any applicable law, regulation, or directive of any governmental entity and (ii) any payments or benefits hereunder shall be conditioned on the Bank or its affiliates receiving any regulatory approval, consent, or non-objection as they may deem necessary or appropriate in connection therewith. 6. Restrictive Covenants. In consideration of Executive entering into this Agreement, Executive shall enter into the Non-Competition, Non-Solicitation, Non-Disparagement and Confidential Information Agreement set forth on Exhibit A. 7. Arbitration. The Parties agree that arbitration is the required and exclusive forum for the resolution of all disputes between them in any way related to this Agreement or Executive’s employment and separation from employment from the Bank, including but not limited to, any statutory or common law claims alleging unpaid compensation, unpaid wages or overtime pay, discrimination, harassment, retaliation, breach of express or implied contract, defamation and/or negligence. Specifically excluded are workers’ compensation and unemployment compensation benefits, or claims under an executive benefit plan that specifies its claims procedure shall culminate in different arbitration procedures. Any Party seeking to pursue a claim shall do so by sending written notice pursuant to Section 20 hereof. Within five (5) days thereafter, the Party seeking arbitration will submit the claim to the American Arbitration Association (the “AAA”). The arbitration will be in accordance with the national employment rules of the AAA, except that in no event may the AAA unilaterally select an arbitrator without the written consent of both Executive and the Bank. The Parties may agree to a private arbitrator mutually selected by the Parties, in which case the AAA employment rules will apply to the conduct of the hearing. Any arbitration proceeding will be governed by the Federal Arbitration Act. Claims against officers, directors and other executives or agents of the Bank are included in this agreement to arbitrate. The Bank will pay Executive’s portion of the AAA filing fee in an amount up to $250.00 (or the

- 10 - then current filing fee if it exceeds $250.00) as well as the fees and costs of the arbitrator and any AAA administrative costs. Any arbitration hearing will be conducted in the city or region closest to Executive’s residence, unless the Parties mutually agree to conduct the hearing in another location. An arbitrator’s award must be in writing, with specific findings of fact, and will be enforceable by judgment entered upon the award in any court having jurisdiction. In reaching any decision, the arbitrator will interpret and be bound by this Agreement (and cannot add or disregard any provision of this Agreement) as well as applicable federal, state or local law. Any arbitration will provide each Party with all substantive rights and remedies provided under any applicable federal or state law related to such claim, including but not limited to, any legal or equitable remedy available in a court of competent jurisdiction such as money damages and legal fees. In the event of a conflict between this Agreement and any policy, rule or practice of the Bank or the AAA, the arbitrator is bound by the terms of this Agreement. Nothing in this agreement to arbitrate precludes the Bank or Executive from seeking temporary or permanent injunctive or declaratory relief from a court of competent jurisdiction relative to any alleged breach of an applicable non-compete or trade secret agreement between the Parties. Neither Party shall be entitled to: (i) join or consolidate claims in arbitration by or against other executives, (ii) arbitrate any claim against the other party as a representative or member of a class or collective action, or (iii) arbitrate any claim in a private attorney general capacity. 8. Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles. 9. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. 10. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Parties. No waiver by the Parties of any breach by another Party of any condition or provision of this Agreement to be performed by another Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any Party in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege. 11. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted or amended) established by the Bank providing for the clawback or recovery of amounts that were paid to Executive. The Board will make any determination for clawback or recovery in its reasonable discretion in good faith and such determination shall be binding on all parties.

- 11 - 12. Stock Ownership Requirements. During the Employment Term, Executive shall be expected to maintain ownership of Common Stock in accordance with guidelines established by the Board from time to time. 13. Tax Withholding. The Bank shall have the right to withhold from any amount payable under this Agreement any federal, state, and local taxes in order for the Bank to satisfy any withholding tax obligation it may have under any applicable law or regulation. 14. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. 15. Headings. Headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. 16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. 17. Section 409A. 17.1 General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and any regulations or guidance promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as “separation pay” or as a “short-term deferral” shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Bank be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. 17.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six (6) month anniversary of the Termination Date or, if earlier, on Executive’s death

- 12 - (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. 17.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. 18. Section 280G. In the event that part or all of the payments or benefits to be paid or provided to Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Executive (“Total Payments”) will be subject to an excise tax under the provisions of Code Section 4999 (“Excise Tax”), the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) will be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the Total Payments received by the Executive without application of such reduction. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control), with all determinations to be made by 280G Solutions (or, in the event 280G Solutions is not available to provide such services, a nationally recognized or specialized accounting firm, as determined by the Bank). If applicable, the particular payments that are to be reduced shall be subject to the mutual agreement of Executive and the Bank, with a view to maximizing the value of the payments to Executive that are not reduced. 19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Executive and the heirs, executors, assigns, and administrators of Executive and shall be binding upon and inure to the benefit of the Bank and its successors and assigns (as provided below). Executive may not assign or transfer to others the obligation to perform Executive’s duties hereunder, and there are no third-party beneficiaries to Executive’s rights hereunder. The Bank may assign or transfer its rights and obligations under this Agreement to any successor (whether

- 13 - direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Section 19, “the Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid. 20. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the Parties by like notice): If to the Bank: Flagstar Bank, N.A. 102 Duffy Avenue Hicksville, New York 11801 Attention: General Counsel If to Executive: At the last address on file with the Bank. 21. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement. [Signature Page Follows]

- 14 - IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above. FLAGSTAR BANK, N.A. By: /s/ Simone Betz Name: Simone Betz Title: EVP, Chief Human Resources Officer EXECUTIVE /s/ Richard Raffetto Richard Raffetto

- 15 - Schedule A Not Applicable.

- 16 - Exhibit A NON-COMPETITION, NON-SOLICITATION, NON-DISPARAGEMENT AND CONFIDENTIAL INFORMATION AGREEMENT This Non-Competition, Non-Solicitation, Non-Disparagement and Confidential Information Agreement (this “Agreement”) is between Flagstar Financial, Inc., a Delaware corporation, together with its subsidiaries, including Flagstar Bank, National Association, (collectively, the “Company”), and Richard Raffetto (the “Executive”) and is effective as of the time the Executive executes this Agreement. In consideration of Executive’s employment with the Company, and the compensation and benefits to be provided to Executive by the Company, Executive hereby acknowledges and agrees as follows: 1. Confidential Information. “Confidential Information” is to be broadly interpreted and means (i) all non-public techniques/strategies and information that Company has or Executive (in the course and scope of employment with the Company) develops, compiles, acquires, or receives that has or may have commercial value or usefulness to the Company, to its clients or to their competitors in their respective businesses; (ii) all non-public information that, if disclosed without authorization, could be detrimental to the interest of Company or its clients, whether or not such information is identified as Confidential Information or otherwise “confidential” by Company or its Clients; (iii) any consumer, customer, or employee information, including all personally identifiable information of any consumer, customer, or employee in any format to which Executive may have access during employment with Company; and (iv) all information belonging to third parties, such as vendors, that the Company is bound by contract or otherwise to keep confidential. Confidential Information includes not only information disclosed by Company (including its employees, agents, and independent contractors) or its clients to Executive, but also information developed or learned by Executive in the course and scope of employment with the Company. By example only and without limitation, “Confidential Information” includes all information on trade secrets, inventions, innovations, processes, discoveries, improvements, research or development test results, specifications, data, data compilations and analyses, know-how, formats, employee information, subscriber information, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and client, prospective client and supplier identities and contact information, characteristics and agreements, whether in print, in electronic files, or residing on non-public Internet sites. The Company is the sole owner of the Confidential Information or is authorized by a third party to use the Confidential Information for limited purposes. Executive hereby irrevocably assigns to the Company all right, title, and interest Executive may have or may acquire during the course of or connected to employment with the Company, under any applicable law, in and to all Confidential Information.

- 17 - At all times during Executive’s employment with the Company, and after such employment ends (for any reason, voluntarily or involuntarily), Executive shall hold in trust, keep confidential and shall not make any direct or indirect use or disclosure of any Confidential Information, to or for Executive’s benefit or any third party’s benefit. In the event that Executive is not sure whether certain information is Confidential Information, Executive shall err on the side of caution and treat such information as Confidential Information. It is Executive’s responsibility to understand what is considered to be Confidential Information in his/her area of work and to follow any specific guidelines and procedures set forth by his/her department to protect such Confidential Information. Executive shall not remove any Confidential Information from the Company’s premises or computer/electronic systems unless absolutely required by Executive’s job, in which case, Executive shall undertake diligent steps to ensure that it remains confidential and that it is protected from loss, damage, theft and disclosure, and Executive immediately shall return the Confidential Information (and any copies thereof) to the Company’s premises computer/electronic systems. Notwithstanding the foregoing, in certain limited circumstances described in the Company’s Confidentiality Guideline, Executive may disclose Confidential Information that consists of materials that would otherwise be subject to trade secret protection. Further, Confidential Information shall not be deemed to include information that (w) becomes generally available to the public through no fault of the Executive, (x) is previously known by the Executive prior to his receipt of such information from the Company, (y) becomes available to the Executive on a nonconfidential basis from a source which, to the Executive’s knowledge, is not prohibited from disclosing such information by legal, contractual or fiduciary obligation to the Company or (z) is required to be disclosed in order to comply with any applicable law or court order. Pursuant to 18 U.S.C. § 1833(b), the Executive understands that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive understands that if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that the Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Notwithstanding anything set forth in this Agreement or any other agreement that the Executive has with the Company or its affiliates to the contrary, the Executive shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity, legislative body, or any self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is the Executive required to notify the Company regarding any such reporting, disclosure or cooperation with the government.

- 18 - 2. No Competition. For a period of six (6) months following the Executive’s termination of employment with the Company, for any reason, the Executive agrees that the Executive shall not, on behalf of the Executive or for others, directly or indirectly (whether as employee, consultant, investor, partner, sole proprietor or otherwise), be employed by, have an ownership interest in, or perform any services for a financial institution engaged in the same then-existing material lines of business as the Company (“Business of the Company”) in any state of the United States where the Company is doing business. The parties agree that this provision shall not prohibit the ownership by the Executive, solely as an investment, of securities of a person engaged in the Business of the Company if (i) the Executive is not an “affiliate” (as such term is defined in Rule 12b-2 of the regulations promulgated under the Exchange Act) of the issuer of such securities, (ii) such securities are publicly traded on a national securities exchange and (iii) the Executive does not, directly or indirectly, beneficially own more than two percent (2%) of the class of which such securities are a part. 3. No Solicitation of Employees. The Executive agrees that, both during the Executive’s employment with the Company and for a period of one (1) year following termination of the Executive’s employment with the Company for any reason, the Executive will not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit to hire for employment or consulting or other provision of services, any person who is actively employed (or in the six (6) months preceding the Executive’s termination of employment with the Company was actively employed) by the Company. This includes, but is not limited to, inducing or attempting to induce, or influence or attempting to influence, any person employed by the Company to terminate his or her employment with the Company. 4. No Solicitation of Customers. The Executive agrees that, both during the Executive’s employment with the Company and for a period of one (1) year following termination of the Executive’s employment with the Company for any reason, the Executive will not directly, on behalf of any competitor of the Company in the Business of the Company, solicit the business of any entity within the United States who is known by the Executive to be a customer of the Company. 5. No Disparagement. The Executive agrees that during and following the Executive’s employment with the Company, the Executive will not disparage or encourage or induce others to disparage the Company, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company. The Company shall instruct its officers and directors not to, during and following the Executive’s employment with the Company, make or issue any statement that disparages the Executive to any third parties or otherwise encourage or induce others to disparage the Executive; provided that this sentence shall not apply to the Company’s officers and directors in the good faith

- 19 - performance of their duties to the Company or in connection with their fiduciary duties to the Company (including, without limitation, in the course of ordinary performance reviews relating to the Executive’s employment during the Executive’s employment with the Company and its subsidiaries). The term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons or the Executive, or (ii) the business reputation of the Company Entities and Persons or the Executive. Nothing in this Agreement is intended to or shall prevent either party from providing, or limiting testimony in any judicial, administrative or legal process or otherwise as required by law, prevent either party from engaging in truthful testimony pursuant to any proceeding under this Agreement. 6. Miscellaneous. This Agreement constitutes the full, complete and exclusive agreement between the parties pertaining to the subject matters covered, and it supersedes all prior and contemporaneous understandings or agreements pertaining to the subject matters covered hereby. This Agreement may not be amended except with a writing that specifically amends this Agreement and is signed by both parties. This Agreement is governed by the laws of the State of New York. [Signature Page Follows]

- 20 - FLAGSTAR FINANCIAL, INC. By: Name: Simone Betz Title: EVP, Chief Human Resources Officer EXECUTIVE Richard Raffetto